Exhibit 10.2
LEITCH TECHNOLOGY CORPORATION
150 Ferrand Drive, Suite 700
Toronto, Ontario
MSC 3E5
LETTER AGREEMENT
November 17, 2003
Mr. Timothy Thorsteinson
Dear Tim:
Further to our recent discussions with you regarding your new role with Leitch Technology Corporation (“Leitch”) and its related companies (collectively, the “Corporation”), we are writing to confirm the terms and conditions of our agreement with you which are as follows:
1.	Position – You will be appointed President and Chief Executive Officer of the Corporation, effective November 24, 2003. You will report to and will be subject to the control and direction of the board of directors of the Corporation (the “Board”). When a vacancy on the Board next occurs, you will be appointed to the Board and, while you are the President and CEO of Leitch, you will be nominated as part of the management slate of directors at each annual general meeting. You will perform your duties in Canada, but will be required to travel to the United States and elsewhere, on business, on a regular basis. You will devote all of your business time and attention to the business of the Corporation and will not, without the express written consent of the Board, engage in any other business or undertaking while you are employed by the Corporation.

2.	Term – The term of your employment with the Corporation will commence on November 24, 2003 and will continue until terminated in the manner hereinafter provided (the “Term”). However, notwithstanding any other provision of this letter agreement, this letter agreement and your employment by the Corporation shall automatically terminate on the date on which you reach 65 years of age (the “Retirement Date”).

3.	Salary – Your salary will be $300,000 U.S. per year which will be reviewed annually and may be increased at the discretion of the Board or the Compensation Committee of the Board (the “Base Salary”).

4.	Bonus – You are eligible for a bonus (the “Bonus”) which, if you achieve target performance, will be equal to 50% of your Base Salary (“Target Bonus”). You are eligible for a bonus in excess of Target Bonus if you achieve performance in excess of target performance. For the calendar year 2004, you are entitled to receive a guaranteed minimum bonus of $150,000 U.S., subject to the following payment schedule:
(a)	$75,000 U.S. to be paid within 45 calendar days of the commencement of employment, and on a date selected by you to ensure appropriate tax efficiency and cash flow, and

(b)	$75,000 U.S. to be paid on the same schedule as bonus payments to other Leitch executives in relation to the fiscal year end.
Commencing in the calendar year 2005, the Corporation may, at the discretion of the Board or the Compensation Committee of the Board, pay up to 50% of your Bonus in the form of restricted common shares of Leitch which vest immediately, but which must be held by you during the Term.

5.	Signing Bonus – On the first day of the Term, you will receive an initial grant of 100,000 common shares of Leitch which will vest as to 1/24th at the end of the first month following the commencement of the Term and as to an additional 1/24th at the end of each month thereafter. If you leave employment for any reason, other than termination without Cause (as defined below) or constructive dismissal, you will forfeit all unvested common shares. Subject to the advice of KPMG on the cash flow and tax efficiency of the vesting schedule, the parties agree to modify it to accomplish the desired goals while vesting over the two-year period.

6.	Performance Options – On the first day of the Term, you will receive an initial grant of options to purchase 300,000 common shares of Leitch with an exercise price equal to fair market value as at the date of grant (the “Performance Options”). The Performance Options will vest on the achievement of the earnings per share targets during the first two years of the Term at the rate of 37,500 Performance Options per fiscal quarter on the last day of the quarter for each quarter in which the earnings per share target is met. If the earnings per share target for any one or more quarters is not met, the Performance Options will vest on the achievement of the cumulative annual earnings per share targets during each year of the two-year period. The Performance Options will expire 5 years after the date of grant. If you leave employment for any reason, including termination with Cause, you will forfeit all Performance Options which have not vested as at your Termination Date (as defined below). All Performance Options will be subject to the terms and conditions set out in the applicable option plan, except to the extent such terms and conditions are expressly modified by this Agreement or the Performance Option grant agreement.

7.	Options – You will be eligible to receive additional grants of options to acquire common shares of Leitch (“Options”) in the discretion of the Board or the Compensation Committee of the Board or on the achievement of earnings per share targets established by the Board or the Compensation Committee of the Board. Generally you will be eligible to receive annual grants of Options to purchase 50,000 common shares, with an exercise price equal to fair market value at the date of grant, which vest as to 1/2 on the first, second and third anniversaries of the date of grant and which expire 5 years after the date of grant. All Options will be subject to the terms and conditions set out in the applicable option plan except to the extent such terms and conditions are expressly modified by this Agreement or the Option grant agreement.

8.	Share Ownership – Over the first years of the Term, you are encouraged to acquire and to maintain during the Term, an equity interest in Leitch, in the form of common shares or restricted common shares with a value equal to two times your Base Salary.

9.	Benefits – You will be eligible to participate in all benefit plans generally available to senior executives of the Corporation which shall include: A company car with leasing, regular maintenance, insurance, licensing, fuel costs and applicable taxes paid by the Corporation or a car allowance of equivalent value. Participation in health, dental, long-term disability and other benefit plans available to the senior executives of the Corporation. In addition, the Corporation will pay for all costs associated with the preparation of your United States and Canadian income tax returns for the tax years 2003, 2004, 2005 and 2006.

10.	Expenses – You will be reimbursed for all reasonable business and travel expenses incurred by you in the performance of your duties under the Agreement in accordance with the Corporation’s policies and on provision of receipts.

11.	Vacation – During the Term, you shall be entitled to four weeks vacation during each of the Corporation’s fiscal years provided that you shall not be entitled to carry over unused vacation days to the next fiscal year. The Corporation will provide you with payment in lieu of unused vacation days.

12.	Reimbursement of Excess Taxes – In order to eliminate the burden of additional taxation due to your relocation to Canada, you will be entitled to receive a reimbursement for the additional income tax arising from your Base Salary and Bonus (whether paid in cash or in the form of vested restricted common shares) earned in Canada during the first three years of the Term. For greater certainty, this reimbursement does not apply to compensation earned after the first three years of the Term and does not apply to any compensation other than the Base Salary and Bonus specifically referred to in this Section. The reimbursement will be “grossed up” so that you will receive the reimbursement on the net of tax basis.

The reimbursement for a particular year will be provided subsequent to receiving a reconciliation worksheet, which computes the reimbursement and gross up based on your actual Canadian and U.S. tax returns file for that year.

Should you receive a US tax refund arising from a foreign tax credit carryback or carryforward, you will pay the Corporation an amount equal to the refund, plus any income tax benefit arising from the payment of the amount to the Corporation. This repayment only applies to the carryback or carryforward of foreign taxes arising from compensation paid by the Corporation.

You will make every reasonable effort to minimize additional taxes and claim all available foreign tax credit carrybacks and carryforwards.

13.	Relocation –
(a)	You are required to relocate to the Greater Toronto Area at the commencement of the Term or as soon thereafter as is practical. You are entitled to be reimbursed for the reasonable costs actually incurred by you in relocating yourself and your family to a maximum of $100,000 U.S. In addition, you are entitled to be reimbursed for the reasonable costs actually incurred by you to secure a work visa and governmental permission to immigrate to Canada.

(b)	In the event that your employment is terminated by the Corporation other than for Just Cause, or in the event of a constructive dismissal, the Corporation will pay all of the reasonable costs actually incurred by you in moving yourself and your family and your household goods back to California to a maximum of $100,000 U.S.
14.	Termination by the Corporation – During the Term, your employment and letter agreement may be terminated:
(a)	by the Corporation at any time by notices in writing from the Corporation to you without prior notice for Just Cause (as defined below) without further obligation or payment by the Corporation; or

(b)	by the Corporation at any time, for any reason, whatsoever, other than for Just Cause, by notice in writing from the Corporation to you without prior notice and payment to you within five business days of the Termination Date of a lump sum retiring allowance (the “Termination Payment”) equal to two times your then current Base Salary plus two times the Bonus paid or guaranteed to be paid to you in the calendar year immediately preceding your Termination Date. Payment of the Termination Payment is conditional on you signing a full and final release in favor of the Corporation, its affiliates and their respective directors, officers and employees. Any amounts payable to you shall be deemed to include any obligation of the Corporation to provide notice, pay in lieu of notice and/or severance pay under any applicable statute, as amended from time to time, or under any applicable successor employment standards legislation and will not be subject to mitigation of damages; or

(c)	by resignation by you at any time on two months written notice. The Corporation may accept your written notice or reduce your duties at any time prior to the expiration of the two-month period and you agree to perform such reduced duties or to cease performing your duties provided that the Corporation continues to pay your Base Salary and to treat you in other respects as if you were actively employed to the end of the two-month notice period.
For the purposes of this Agreement, your Date of Termination will be in the case of termination under section 14(a) or (b), the date of the notice and in the case of resignation under section 14(c), the end of the two-month notice period, provided that no period of statutory or reasonable notice shall be included in determining Date of Termination.
15.	Effect of Termination upon Stock Options – Upon termination of your employment by the Corporation without Just Cause or by constructive dismissal, any unvested Options (other than your Performance Options) then held by you which would otherwise have vested during the twenty-four month period following the Date of Termination, shall vest as at the Date of Termination. You will have 60 days from the Date of Termination to exercise all vested Options and vested Performance Options after which time all unexercised Options and Performance Options will terminate.
16.	Benefits Continuation – If your employment is terminated by the Corporation other than for Just Cause, all medical, disability and group term life insurance benefits shall continue to the earlier of (i) 24 months following the Termination Date, or (ii) the date upon which you obtain similar benefits coverage elsewhere. Benefits will be continued pursuant to this section only to the extent that such benefits or any one or number of them are permitted to be continued under the Corporation’s plans at standard premium rates; provided, however, that if the benefits cannot be continued, the Corporation will pay the amount that it pays in premiums to provide you with such benefits) until the earlier of (i) 24 months following the Termination Date, or (ii) the date upon which you obtain similar benefits coverage elsewhere.

17.	Change in Control – If there is a Change in Control (as hereinafter defined) and within the period of one year immediately following the date upon which the Change in Control occurs, and if your employment is terminated by the Corporation without Just Cause (including as a result of constructive dismissal), all unvested Options (other than your unvested Performance Options) and all unvested common stock and restricted stock shall automatically vest and you shall have 60 days from the date your employment is terminated in which to exercise all vested Options, Performance Options.

“Change in Control” for the purposes of this letter agreement means:
(i)	a majority of directors who are elected to the Board at the shareholder meeting prior to the Change of Control were not nominated for such election by the committee of the Board to which the Board has delegated the responsibility to nominate directors and were not approved by the Board for nomination for election by the shareholders; or

(ii)	the accumulation of 51% or more of the Corporation’s voting securities by one person or more than one person acting in concert, provided that, for greater certainty, there shall not be a Change in Control if you or any corporation which you control or with which you are associated or affiliated, acquires or is part of a group of persons which acquires, 51% or more of the corporation’s voting securities.
18.	Non-Competition – During the Term and for a period of 12 months following the Date of Termination, you agree that you will not, directly or indirectly, in any manner whatsoever including either individually, or in partnership, jointly or in conjunction with any other person, or as principal, agent, owner, consultant, contractor, execut5ive, officer, director, advisor or shareholder:
(i)	be engaged in any undertaking;

(ii)	have any financial or other interest (including an interest by way of royalty or compensation arrangements); or

(iii)	advise, render or provide services to, lend money to or guarantee the debts or obligations of any person;
in either of Canada or the United States, which is the same as or which compete in any material respect with that of the Corporation in respect of products supplied to the television industry or any material part thereof, carried on by the corporation or any of its subsidiaries.
Nothing in this section 18 shall prevent you from owning not more than 5% of any class of securities of any entity, the securities of which are listed on a recognized stock exchange or traded in the over the counter market in Canada or the United States, which carries on a business which is the same or which competes with the television industry supply business of the Corporation or any of its subsidiaries.
19.	Corporate Opportunity – During the Term and for a period of 24 months following the Date of Termination, you agree that you will not appropriate any corporate opportunity for yourself or any business referred to in section 18.
20.	Non-Solicitation – During the Term and for a period of 24 months following the Date of Termination, you agree that you will not: (directly or indirectly, employ or retain as an independent contractor any employee of the Corporation or any of its subsidiaries or induce or solicit, or attempt to induce, any such person to leave his or her employment; (b) contact or solicit any designated customers of the Corporation, or any of its subsidiaries for the purpose of selling to the designated customers any products or services which are the same as, or in any way competitive with, the products or services sold by the Corporation or any of its subsidiaries, as the case may be. For the purpose of this section, a “designated customer” means a person who was a customer of the

Corporation or any of its subsidiaries at any time during the six months preceding the Restricted Period.
21.	Acknowledgement – In the course of fulfilling your duties as an officer and director of the Corporation, you will be entrusted with confidential and proprietary information and trade secrets relating to the businesses carried on by the Corporation, its subsidiaries and affiliates. All such information belongs to the Corporation. The disclosure of any such confidential and proprietary information and trade secrets to competitors of the Corporation or the general public may be detrimental to the best interests of the Corporation. Further, in the course of fulfilling your obligations hereunder, you will be one of the principal representatives of the Corporation and as such will be significantly responsible for maintaining and enhancing the goodwill of the Corporation. Accordingly, you hereby agree that the right to maintain the confidentiality of such confidential and proprietary information and trade secrets and the right to preserve the Corporation’s goodwill constitute proprietary rights which the Corporation is entitled to protect.

22.	Confidentiality – You agree that you will not, either during the Term or at any time hereafter, disclose any of such aforementioned confidential and proprietary information and trade secrets without the prior written consent of the Chairman of the Board, to any person other than to the officers of the Corporation or the Board, nor shall you use the same for any purposes other than those of the Corporation; provided, however that the foregoing shall not apply to any confidential and proprietary information or trade secret which is or becomes lawfully known to the public or to the competitors of the Corporation.

23.	Resignation as Officer and Director - You hereby covenant and agree that upon any notice of termination of this letter agreement being given, you shall forthwith tender your resignation from all offices then held by you in the Corporation and its subsidiaries and affiliates, to be effective immediately, and you shall not be entitled to receive any severance payment or compensation for loss of office or otherwise by reason of such resignation other than as provided here.

24.	Entire Agreement – This letter agreement constitutes the entire agreement between you and the Corporation with respect to the subject matter hereof. The provisions hereof shall endure to the benefit of and be binding upon you and your heirs, executors, administrators and legal personal representatives and upon the Corporation and its successors and assigns.

25.	Choice of Law – This letter agreement shall be deemed to have been made in and shall be construed in accordance with and governed by the laws of the Province of Ontario.

26.	Withholdings – All amounts payable hereunder and all taxable benefits are subject to withholdings required by law.

27.	Legal Advice –
(a)	You hereby represent and warrant that you have had sufficient opportunity to seek legal advice with respect to this letter agreement and that you fully understand the nature and effect of this letter agreement and are entering into it freely and voluntarily.

(b)	The Corporation will reimburse you for the reasonable legal fees actually incurred by you in connection with the review and finalization of this letter agreement to a maximum of 10,000.
28.	Conditional Agreement – You represent and warrant that you are not subject to any agreements with or obligations to a former employer or otherwise which would prevent you from carrying out your duties under this letter agreement to the full extent contemplated by this letter agreement. This Agreement and the offer of employment contained in this Agreement are subject to and conditional on the accuracy of this representation and warranty and on the Corporation being satisfied with its review of your references and on you obtaining visas and any other permissions or authorizations required for you to be legally entitled to immigrate to work for the Corporation in Ontario, provided that the Corporation shall provide all assistance reasonably required by you to obtain such visas and authorizations.

29.	Indemnification – The Corporation will defend, indemnify and save you harmless from any and all actions or suits undertaken by Thomson Multimedia Inc. or Grass Valley Group, Inc or any respective subsidiary, related or associated company in relation to or arising out of the performance of your duties for the Corporation, regardless of the jurisdiction in which such actions or suits are undertaken, and including but not limited to legal costs, interest and all damages and other payments whatsoever and howsoever arising, to the maximum extent permitted in accordance with the applicable business corporations act, provided that the corporation will not defend, indemnify or save you harmless in the event that the presentation and warranty in section 28 of this agreement is not true and complete. The parties agree that under no circumstances have you been asked or will you be permitted to use the confidential or proprietary information of any prior employer in your work for the Corporation. you hereby acknowledge that you understand this prohibition and affirmatively agree that you will not use the confidential or proprietary information of any prior employer in your work for the Corporation.

30.	Facsimile/Counterparts –
(a)	This letter may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each party and delivered to the other party.

(b)	This letter may be executed by facsimile and will be deemed effective as if it were an original.

Would you kindly confirm your agreement to the foregoing terms and conditions by signing the enclosed copy of this letter where indicated and returning it to the attention of the undersigned as soon as possible.

Yours very truly,
/s/ Bill Baker
Bill Baker
Director
     I have read, understand and agree to the terms and conditions set out above as of the 17th day of November, 2003.

/s/ Timothy Thorsteinson
Timothy Thorsteinson

Suite 300	David Chaikof
79 Wellington St. W.	Direct Tel. 416.865.8126
Box 270, TD Centre	Direct Fax 416.865-7380
Toronto, Ontario	dchaiko@torys.com
M5K IN 2 Canada

TEL 416.865.0040
FAX 416.865.7380

www.torys.com
June 9, 2005
PRIVATE AND CONFIDENTIAL
Tim Thorsteinson
Leitch Technology Corporation
150 Ferrand Drive
Suite 700
Toronto, Ontario
M3C 3E5
Dear Tim:
     Re: Compensation
     Further to our discussions respecting your compensation, this letter sets out the terms of your compensation for the fiscal year 2006 and your bonus entitlement to April 30, 2005. Except to the extent specified in this letter, your agreement with Leitch Technology Corporation dated November 17, 2003 as amended governs the terms of your employment.
     Your salary for the fiscal year 2006 will be $400,000 (U.S.) per annum. Your bonus for the period November 24, 2003 to April 30, 2005 will be $600,000 (U.S.). You have received $200,000 (U.S.) of this amount. The balance of $400,000 (U.S.) will be paid to you on the next payroll date. Your bonus for the fiscal year 2006 will be 60% of base salary ($240,000 U.S.) at target and will be a maximum bonus of 200% of target bonus ($480,000 U.S.).
     An annual grant of 50,000 options and a one time special grant of 60,000 options were both granted June 7, 2005. The exercise price for all options is fair market value as at June 7, 2005, determined in accordance with the Leitch option plan. 55,000 of the options granted to you will vest based on time criteria and 55,000 will vest based on achievement of performance targets.
     The 55,000 time vesting options will vest 25% on the third anniversary of the date of grant, 25% on the fourth anniversary of the date of grant and 50% on the fifth anniversary of the date of grant.
     The 55,000 performance vesting options will vest based on the achievement of target operating income before tax of $19,772,000 (excluding extraordinary items) as set out in the approved 2006 financial plan, and shown on the attached three year plan, of which fiscal year 2006 was approved. If the target is met, the performance vested options will vest 1/3 on each of the first, second and third anniversaries of the date of grant. If the target is not met, the 55,000 performance vesting options will be forfeited. Options are otherwise granted in accordance with the terms and conditions of the Leitch option plan and will be subject to the usual terms of an option grant agreement.
     We value your contribution and look forward to your continued success with the Company.

Yours truly,
/s/ David Chaikof
David Chaikof

DC/hahs
Encl.

cc:	David Toews, Leitch Technology Corporation Board of Directors of Leitch Technology Corporation

LEITCH TECHNOLOGY CORPORATION
150 Ferrand Drive, Suite 700
Toronto, Ontario
M3C 3E5
August 31, 2005
Mr. Timothy Thorsteinson
Dear Tim:
     As you know, pursuant to an Arrangement Agreement dated August 31, 2005 between Harris Corporation (“Harris”) and Leitch Technology Corporation (“Leitch” or the “Corporation”), Harris has agreed to acquire all of the outstanding common shares of Leitch pursuant to a plan of arrangement (the “Arrangement Agreement”). As you are also aware, upon the completion of this acquisition (the “Acquisition”), Leitch will become a private, wholly-owned subsidiary of Harris.
     Harris has required that the Corporation enter into this letter agreement (the “Letter Agreement” or “Agreement”) with you as a condition to its execution of the Arrangement Agreement and completion of the Acquisition. This Letter Agreement amends the terms and conditions of your employment agreement with Leitch dated November 17, 2003 (the “Original Agreement”, which term includes amendments made prior to the date hereof, including the compensation amendment letter dated June 9, 2005) and is effective immediately following and conditional upon completion of the plan of arrangement contemplated by the Arrangement Agreement (the “Effective Date”).
     To be clear, the Original Agreement remains operative and in effect except as modified by the terms and conditions of this Letter Agreement as set out below. Specifically, as a result of the modified terms and conditions set out below, the first three sentences of Section 1, Sections 2 through 8, 14, 15 and 17 of the Original Agreement are no longer of any force or effect.
1.	Position — As of the Effective Date, you will serve as President of the Corporation. You will report to Jeremy C. Wensinger, President of Harris Broadcast Communications Division. Subject to Section 2 below, Harris and the Corporation agree that, during the Term, any post-acquisition restructuring of Harris or the Corporation will not result in any change to your title as President of the Corporation nor will it result in any material reduction in your duties, responsibilities or authority as President of the Corporation.

2.	Post-Acquisition Restructuring — In the event that, during the Term, Harris or the Corporation may take steps to re-organize, restructure, modify or terminate any of the Corporation’s businesses, operations, assets or capital (including, without limitation, by way of merger, consolidation or amalgamation with Harris or an affiliate of Harris), whether completed in a single transaction or series of related transactions, in order to align the operations of the Corporation with those of Harris, achieve business synergies, advance tax planning objectives or to achieve other objectives determined by the Board or the Corporation in its respective sole discretion to be in the best interests of Harris or the Corporation, as the case may be (a “Re-organization”), you will not be required to relocate during the first 365 days of this Agreement nor will your salary or bonus or aggregate level of benefits be reduced. Nevertheless, any Re-organization during the Term that results in any material reduction of your duties, responsibilities, authority, title or reporting relationships shall provide a basis for you to assert a breach of contract, constructive dismissal or similar claim against the Corporation or Harris. In the event that Harris or the Corporation engages in a material breach of the provisions of this Section 2 during the Term, your employment will be deemed to have been terminated without cause and the provisions of Section 15 or 16, whichever is applicable, shall apply. For greater certainty, in the event that you are required by Harris or the Corporation to relocate after the first 365 days of this Agreement, you agree that such relocation will not constitute a breach of this Agreement nor will it provide you with any basis to assert a constructive dismissal claim.
3.	Term — The term of your employment with the Corporation will continue as of the Effective Date until terminated in the manner hereinafter provided (the “Term”).

4.	Salary — Your annual salary will be $400,000 U.S. (the “Base Salary”) which will be reviewed annually and may be increased at the discretion of Harris.

5.	Bonus Eligibility. You will continue to be eligible for a bonus under the Leitch Executive Bonus Program for the remainder of Leitch’s FY’06 with a bonus targeted at $240,000. The Bonus will be subject to the terms and conditions of the Leitch Executive Bonus Program and its related documents. Effective for Harris’ FY’07 and beyond, you will be eligible for an annual bonus (the “Bonus”) under the Harris Annual Incentive Plan, provided you meet specified target performance criteria. The Bonus will be subject to the terms and conditions of the Harris Annual Incentive Plan and its related documents.

6.	Leitch Options and Restricted Share Awards — It is a term and condition of this Agreement that all outstanding time based and performance based options to purchase common shares of Leitch previously granted to you pursuant to the Leitch Stock Option Plan as revised, dated September 11, 2001 and all right, title and interest that you may have thereto shall vest prior to the Effective Date, and that you will be compensated in respect of such options or any common shares in the capital of Leitch acquired pursuant to the exercise of such options, in each case in accordance with the terms of the Plan of Arrangement. Prior to the Effective Date, all right, title and interest that you have to any outstanding unvested awards of restricted common shares granted to you pursuant to the Original Agreement will be accelerated and common shares in the capital of Leitch issued pursuant thereto so that you will be compensated in respect of such shares in accordance with the terms of the Plan of Arrangement. Upon the completion of the foregoing, all right, title and interest that you may have in options to purchase common shares in the capital of Leitch or awards to acquire restricted common shares in the capital of Leitch or agreements to acquire any such options or awards shall be discharged and terminated.

7.	Severance/Transaction Payments.
(a)	First Payment — Within thirty (30) calendar days of the Effective Date, the Corporation will provide you with a lump sum payment equal to your Base Salary (US$400,000) plus the Bonus paid in respect of the Corporation’s fiscal year 2005 (US$450,000), for a total payment of US$850,000 (the “First Payment”).

(b)	Second Payment — In the event that you remain actively employed by the Corporation or other affiliate of Harris on the date that is 364 days after the Effective Date (the “Second Payment Date”) and if the Corporation satisfies a revenue target of CDN$200,000,000 in its FY’06, the Corporation will provide you with a lump sum payment equal to your Base Salary (US$400,000) plus the Bonus paid in respect of the Corporation’s fiscal year 2005 (US$450,000), for a total payment of US$850,000 (the “Second Payment”). The Corporation will provide you with the Second Payment within thirty (30) days of the Second Payment Date. For greater certainty, you will forfeit your entitlement to the Second Payment if you resign your employment or if you are dismissed for cause prior to the Second Payment Date.
Section 12 of the Original Agreement will apply to payments made to you by the Corporation under this Section 7.
8.	Performance Share Awards. Subject to final approval by the Harris Board, you will be entitled to an award for 7,000 Performance Shares pursuant to Harris’s equity incentive plan (the “Incentive Plan”). The award described in this Section 8 will be subject to the terms and conditions of the Incentive Plan and the Performance Share Award Agreement Terms and Conditions.

9.	Stock Options. Subject to final approval by the Harris Board, you will be entitled to a Non-Qualified Stock Option (as defined in the Incentive Plan) to purchase 30,000 shares of common stock of Harris Corp., $1.00 par value, under the Incentive Plan. The option described in this Section 9 will be subject to the terms and conditions of the Incentive Plan and the Stock Option Agreement Terms and Conditions

10.	Restricted Stock. Subject to final approval by the Harris Board, you will be entitled to a grant of 20,000 shares of Restricted Stock (as defined in the Incentive Plan) under the Incentive Plan, which Restricted Stock would vest on the third anniversary of the Effective Date. The grant described in this Section 10 will be subject to the terms and conditions of the Incentive Plan and the Restricted Stock Award Agreement Terms and Conditions.

11.	Non-Competition — The Non-Competition provision set out in Section 18 of the Original Agreement is hereby modified to apply not only to the business of the Corporation but also to the business conducted by Harris and any of its affiliates.

12.	Non-Solicitation — The Non-Solicitation provision set out in Section 19 of the Original Agreement is hereby modified to apply not only to the customers and employees of the Corporation but also to the customers and employees of Harris and any of its affiliates.

13.	Ancillary Documents — In connection with your employment with the Company, you will be required to execute certain documents that form part of Harris employment practices and procedures including, without limitation, the attached Standard Canadian Employee Agreement. To be clear, the Standard Canadian Employee Agreement shall form part of the terms and conditions of your employment with the Corporation along with any other confidentiality agreements or restrictive covenants that you have executed in favour of the Corporation prior to the date hereof.

14.	Termination Date — For the purposes of the Original Agreement and this Agreement, and for any grants of equity-based compensation under Sections 8, 9 and 10 hereof, the term “Termination Date” and references to termination of employment shall refer to the date on which the Corporation notifies you that your employment has been terminated with or without cause and, in the case of resignation, the date that you notify the Corporation of the termination of your employment. For greater certainty, no period of statutory or common law reasonable notice shall be included in determining the Termination Date.

15.	Termination on Notice prior to the Second Payment Date.

It is the intention of both Harris and the Corporation that a mutually rewarding relationship between you and the Corporation or other Harris affiliate will continue successfully into the foreseeable future and beyond. However, in the event that your employment relationship is terminated by the Corporation, and depending on the date of such termination, the provisions in this Section 15 and Section 16 hereof set out the compensation arrangements that would govern.
(a)	If your employment is terminated by the Corporation without cause, or if you are constructively dismissed at any time prior to the Second Payment Date, the Corporation will provide you with the Second Payment within thirty (30) calendar days of the Termination Date.

(b)	In the event that the Corporation terminates your employment without cause, or if you are constructively dismissed prior to the Second Payment Date, your participation in the Corporation’s benefit plans will be maintained in accordance with paragraph 16 of the Original Agreement, it being understood and agreed that all references to “24 months” in paragraph 16 of the Original Agreement shall be read as “12 months”.

16.	Termination on Notice after the Second Payment Date.
(a)	If your employment is terminated by the Corporation without cause or if you are constructively dismissed at any time after the Second Payment Date, the Corporation will provide you with a lump sum payment equal to your then Base Salary plus the Bonus paid in respect of the Corporation’s fiscal year 2006 within thirty (30) calendar days of the Termination Date.

(b)	If your employment is terminated by the Corporation without cause or if you are constructively dismissed at any time after the Second Payment Date, the Corporation shall maintain your participation in the Corporation’s benefit plans in accordance with paragraph 16 of the Original Agreement, it being understood and agreed that all references to “24 months” in paragraph 16 of the Original Agreement shall be read as “12 months”.
17.	No Additional Payments — If the Corporation terminates your employment under Section 15 or 16, as the case may be, the Corporation shall not be obligated to make any further payments under this Agreement, except for amounts due and remaining unpaid as at the Termination Date and payment of any amounts provided for in Section 15 or 16, as the case may be. The payments provided for in Section 15 and 16, as applicable, shall be inclusive of your entitlement to notice, termination pay, and severance pay under applicable statutory and common law requirements. You acknowledge and agree that the notice or pay in lieu of notice provisions in Section 15 and 16 are fair and reasonable and are the result of negotiation between the parties.

18.	Relocation — Any amounts that you are entitled to pursuant to Section 13(b) of the Original Agreement shall be paid no later than the date that is 2-1/2 months after the end of the tax year in which your employment is terminated.

19.	Entire Agreement — Together with the Original Agreement, this Letter Agreement constitutes the entire agreement between you and the Corporation with respect to the subject matter hereof. The provisions hereof shall inure to the benefit of and be binding upon you and your heirs, executors, administrators and legal personal representatives and upon the Corporation and its successors and assigns.
* * * * *

     Would you kindly confirm your agreement to the foregoing terms and conditions of your employment with the Corporation by signing the enclosed copy of this letter where indicated and return it to the attention of the undersigned as soon as possible.
Yours very truly,
Per:

/s/ David Chaikof
David Chaikof
Chair, Compensation Committee and Director Leitch Technology Corporation

I have read, understand and agree to the terms and conditions of my employment set out above as of the 31st day of August, 2005.
Signed:

/s/ Tim Thorsteinson
Tim Thorsteinson

APPENDIX A
EMPLOYEE AGREEMENT
     As a condition of, and in consideration of my employment and the compensation and benefits provided to me by Leitch Technology Corporation, its subsidiaries or affiliated companies controlled by Harris Corporation (collectively referred to herein as “Harris”), Harris and I agree as follows:
     1. Definitions.
          (A) “Confidential Information” means any confidential, proprietary or trade secret information, whether or not marked or otherwise designated as confidential, whether in document, electronic or some other form, and includes, without limitation, information that is not publicly known regarding finances, business and marketing plans, proposals, projections, forecasts, existing and prospective customers, vendor identities, employees and compensation, drawings, manuals, inventions, patent applications, process and fabrication information, research plans and results, computer programs, data bases, software flow charts, specifications, technical data, scientific and technical information, test results, market studies, and know-how related to any of the above.
          (B) “Harris Confidential Information” means Confidential Information relating to Harris and including Confidential Information received by Harris from third parties which Harris is obligated to keep confidential.
     2. Confidential Information Acquired Outside My Employment With Harris. During my employment with Harris, I will hold in strictest confidence and not use or disclose for the benefit of Harris any Confidential Information of any prior employer or any other employer, person or entity without the express written consent of such employer, person or entity.
     3. Employee Representations To Harris. By signing this Agreement, I also certify that my employment with Harris does not and will not violate the provisions of any agreements or understandings, written or oral, to which I am a party, including any agreements or understandings relating to the protection of Confidential Information and any covenants not to compete. I agree to specifically identify in an attachment to this Agreement any and all agreements or understandings, written or oral, with any prior employer or any other employer, person or entity that may affect or restrict me in my employment with Harris and to attach hereto copies of any such written agreements or understandings.
     4. Confidential Information Acquired During My Employment With Harris. During and after my employment with Harris, I will maintain in strict confidence and not disclose to any person or entity any Harris Confidential Information except with the prior permission in writing by an authorized representative of Harris. Also, I will not use any Harris Confidential Information for the benefit of anyone other than Harris. Further, I represent that I will not, during my employment with Harris, enter into any agreement requiring the protection of Confidential Information of another person or entity relating to any business or technology of Harris without the prior written consent of Harris.
     5. Disclosure Of Inventions And Assignment To Harris.

          (A) All inventions (whether patentable or unpatentable), improvements, discoveries and creations (including computer programs) and all copyrights therein, which during the period of my employment by Harris I shall conceive or first reduce to practice alone or in conjunction with others (a) while engaged in any work for Harris or with the use of facilities or materials of Harris, or (b) which relate to any product, process, development or research work, or any other business of Harris, and all records relating thereto (in written, or machine readable, or other form), shall be the property of Harris. I agree to promptly make full written disclosure of all inventions I may conceive or first reduce to practice during the period of my employment by Harris, and to submit such disclosures and related records to the proper designated representative of Harris.
          (B) Further, on request of Harris at any time, I will, without charge but at Harris’ expense, execute and deliver applications for patents and copyright registrations in Canada or any foreign countries on such inventions, improvements, discoveries and creations, together with assignment to Harris of my entire interest therein, and I will give to Harris such reasonable assistance as may be requested of me in securing, enforcing and protecting such applications, patents, unpublished copyrights and copyright registrations.
          (C) I agree to identify on a non-confidential basis in a separate attachment my prior inventive activities which I own or control in whole or in part.
IMPORTANT NOTICE
This Agreement does not apply to an invention for which no equipment, supplies, facility or trade secret information of Harris was used and which was developed entirely on your own time, unless (a) the invention relates (i) directly to the business of Harris or (ii) to Harris’ actual or demonstrably anticipated research or development or (b) the invention results from any work performed by you for Harris.
     6. Physical Property Acquired During My Employment. Upon termination of my employment for any reason, I agree to immediately return all physical or tangible property of Harris including but not limited to credit cards, keys, computers, equipment, supplies, and the originals and copies of any and all records, notebooks, drawings, technical data, photographs, recordings and computer files.
     7. Obligations Survive Termination. I understand that my obligations under this Agreement shall survive termination of my employment with Harris, whether such termination is with or without cause. In the event that my employment with Harris is terminated for any reason, I agree to provide, and consent to Harris to provide, a copy of this Agreement to any recruiter or prospective or subsequent employer.
     8. Assignment. This Agreement may be enforced by Harris’ assignees and successors.
     9. Non-Waiver. I understand and agree that the failure of Harris to insist in any one or more instances upon performance of any of the terms, covenants or conditions of this Agreement shall not be construed as a waiver or a relinquishment of any right or claim granted or arising hereunder or of the future performance of any such term, covenant or condition, and such failure shall in no way affect the validity of this Agreement or the rights and obligations hereunder. Further, I understand and agree that, in addition to my obligations under this Agreement, I may have additional obligations to Harris that arise under statutory and/or common law, and that nothing in this Agreement is intended to or is to be construed as a waiver or relinquishment by Harris of any of its statutory and/or common law rights or claims.
     10. Termination.
     (a) With Cause — I understand and agree that Harris may terminate my employment at any time, with notice or pay in lieu of notice, for cause. Cause shall include, but not be limited to, the following:
(i) fraud or misappropriation of Harris property or funds;
(ii) dishonesty or allowing my personal interests to conflict with Harris’ interests in relation, to any project I am involved in, or any other duty that I owe to Harris; and
(iii) the breach, by me, of any of my covenants or obligations under this agreement, including my duty of confidentiality.
     (b) Without Cause — I understand and agree that Harris may terminate my employment at any time, without cause, on providing to me the amounts described in Sections 15 and 16 of the Letter Agreement of even date attached herewith.
          I further understand and agree that this notice or pay in lieu of notice and, if applicable, severance pay, is inclusive of all statutory amounts to which I may be entitled under applicable provincial employment standards legislation.
     11. Injunctive Relief. I understand and agree that Harris will suffer irreparable harm in the event that I breach any of my obligations contained in this Agreement and that monetary damages will be inadequate to compensate Harris. I agree that in the event of a breach, or threatened breach, by me of any of the provisions of this Agreement or other obligations which I owe Harris, Harris, in addition to and not in limitation of any other rights, remedies or damages available to it at law or in equity, shall be entitled to an interim injunction, interlocutory injunction and permanent injunction, in order to prevent or to restrain any such breach by me, or by any of my immediate family, partners, co-venturers, employers, employees, servants, agents, representatives and any and all persons directly or indirectly acting for, on behalf of, or with me.
     12. Governing Law And Venue. This Agreement will be governed by and interpreted in accordance with the laws of the Province of Ontario and the applicable laws of Canada, without regard to or application of choice of law rules or principles. I hereby expressly consent to the jurisdiction and venue of the provincial and federal courts and tribunals in and for the Province of Ontario in any lawsuit filed by Harris or me relating to this Agreement.
     13. Severability. In the event that any provision of this Agreement is found by a court to be illegal, invalid or unenforceable, then such provision shall not be voided but shall be enforced to the maximum extent permissible under applicable law, and the remainder of this Agreement shall remain in full force and effect.
     14. Voluntary Nature Of Agreement. My signature below certifies that I have read, understand and agree with the terms and conditions of this Agreement. I have had reasonable opportunity to seek legal advice regarding the terms of this Agreement and I am voluntarily signing this Agreement.

LEITCH CORPORATION	EMPLOYEE

By: /s/ David Chaikof Print Name: David Chaikof Title: Chair of the Compensation Committee and Director Date: ____________________________________	Signature: /s/ Tim Thorsteinson Print Name: Tim Thorsteinson Date: August 31, 2005
Instructions: After reading this Employee Agreement, the employee should sign two (2) copies in the presence of a Human Resources or other company representative, who will also sign the Agreement as a witness. One signed original will be retained by the employee and one signed original will be maintained in the employee’s personnel file.

HARRIS LOGO
October 24, 2005
Mr. Timothy Thorsteinson
c/o Leitch Technology Corporation
150 Ferrand Drive, Suite 700
Toronto, Ontario M3C 3E5
Re: Awards of Restricted Stock Units and Performance Share Units
Dear Tim:
     On August 31, 2005 you entered into a letter employment agreement (the “Employment Agreement”) with Leitch Technology Corporation. The Employment Agreement provided, among other things, that you would be entitled to awards of performance shares and restricted stock pursuant to the Harris Corporation (“Harris”) equity incentive plan (the “Incentive Plan”), subject to final approval by the Harris Board of Directors (“Board”).
     Pursuant to this letter agreement (this “Letter Agreement”), you and Harris agree that in lieu of granting you the performance shares and restricted stock as provided in Sections 8 and 10, respectively, of the Employment Agreement, Harris will, subject to final approval by the Harris Board, grant you the following awards under the Incentive Plan:
1.	Performance Units: You will be entitled to an award of 7,000 Performance Units (as defined in the Incentive Plan), payable in the form of common stock of Harris. The Performance Units will be subject to the terms and conditions of the Incentive Plan and the Performance Unit Award Agreement Terms and Conditions.

2.	Restricted Units: You will be entitled to an award of 20,000 Restricted Units (as defined in the Incentive Plan), payable in the form of common stock of Harris, which will vest on the third anniversary of the Effective Date (as defined in the Employment Agreement). The Restricted Units will be subject to the terms and conditions of the Incentive Plan and the Restricted Unit Award Agreement Terms and Conditions.
     This Letter Agreement is effective immediately following and is conditional upon completion of the plan of arrangement contemplated by the Arrangement Agreement (as defined in the Employment Agreement).
     This Letter Agreement supersedes any prior understandings, agreements or representations by or between you and Harris, which may have related to the subject matter of this Letter Agreement in any way. Effective as of the date of this Letter

Agreement, you acknowledge that you have no rights or entitlements under the Employment Agreement with respect to the grant of Performance Share Awards or Restricted Stock. This Letter Agreement does not otherwise impact the terms and conditions of the Employment Agreement.
     Please confirm your agreement to the foregoing terms and conditions with Harris by signing the enclosed copy of this letter where indicated and returning it to the attention of the undersigned as soon as possible.

Sincerely yours,
/s/ Scott T. Mikuen
Scott T. Mikuen
V.P. Associate General Counsel and Corporate Secretary

Enclosure
     I have read, understand and agree to the terms and conditions set out above as of the 24th day of October, 2005.

/s/ Tim Thorsteinson
Tim Thorsteinson